Exhibit 10.1

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”) is effective as of the day of January 1, 2011 (the “Effective Date”) by and between Inova Diagnostics, Inc. a California corporation with offices located at 9900 Old Grove Road, San Diego, CA 92131 (“DISTRIBUTOR”), and diaDexus, Inc., a Delaware corporation with its principal place of business at 343 Oyster Point Blvd., South San Francisco, CA 94080, USA (“DIADEXUS”), for the purpose of defining the rights and duties of the parties in connection with the distribution by DISTRIBUTOR of DIADEXUS products.

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1.	EXHIBITS AND DEFINITIONS

1.1	Exhibits. The following Exhibits are incorporated into and made a part of this Agreement:

1.1.1	Exhibit A – Products & Prices

1.1.2	Exhibit B – Territory

1.1.3	Exhibit C – diaDexus End User List – Products and Prices for existing End Users

1.1.4	Exhibit D – New Inova End User List – Products and Prices for each new End User

These Exhibits may be modified or adjusted as provided for in this Agreement.

1.2	Definitions: As used in this Agreement, the terms defined below shall have the following meanings:

1.2.1	“Act” shall mean the United States Food Drug and Cosmetic Act of 1938 (21 U.S.C. 301-395) as amended from time to time and the regulations promulgated pursuant thereto.

1.2.2	“Distribute”, “Distribution” and “Distributed” shall mean to sell, distribute, market, promote, stimulate interest in, solicit orders for and provide services in connection with the Products within the Territory.

1.2.3	“End User” shall mean the laboratory, including all sites, subsidiaries, affiliates, divisions and satellites thereof, at which laboratory or medical personnel actually use the Products that are the subject of this Agreement.

1.2.4	“End User Lists” shall mean the diaDexus End User List and the New Inova End User List, both of which shall be maintained in good faith by the parties, update no less than quarterly, and subject to approval by DIADEXUS:

(a)	“diaDexus End User List” shall mean a listing of existing End Users in Exhibit C available to DISTRIBUTOR under this Agreement. The End User List shall include: diaDexus End Users, Product(s) available to diaDexus End User through DISTRIBUTOR, diaDexus End User price, DISTRIBUTOR margin, and effective DISTRIBUTOR Price for Products. [*] End Users on the diaDexus End User List shall include any existing DIADEXUS account or new diaDexus account handed off to DISTRIBUTOR.

(b)	“New Inova End Users List” shall mean a listing of End Users in Exhibit D that are new accounts, brought on solely by DISTRIBUTOR and purchase Product from DISTRIBUTOR [*] under this Agreement. The New Inova End User List shall include: the new Inova End Users, Product(s) available to new Inova End User through DISTRIBUTOR, new Inova End User price, DISTRIBUTOR margin, and effective DISTRIBUTOR Price for Products. [*]

1.2.5	“Excluded End User” shall mean an End User to which DISTRIBUTOR shall have no right to Distribute Products and includes End Users not listed on an End User List that are customers of DIADEXUS or customers of other DIADEXUS distributors.

1.2.6	“Order” shall mean a written description of the Products DISTRIBUTOR desires to purchase and has sent to DIADEXUS by mail, Email, facsimile or similar means.

1.2.7	“[*] License” shall mean the DISTRIBUTOR has the [*] right to Distribute DIADEXUS Products in the Territory as defined in this Agreement.

1.2.8	“Price” shall mean the price at which DIADEXUS agrees to sell Products to DISTRIBUTOR when DISTRIBUTOR Orders Products from DIADEXUS, as set forth in Exhibit A.

1.2.9	“Products” shall mean the DIADEXUS products listed in Exhibit A and any such other DIADEXUS products as DIADEXUS and DISTRIBUTOR shall, from time to time, agree, in writing, to add to Exhibit A.

1.2.10	“Term” shall mean the period from the Effective Date hereof until termination of this Agreement in accordance with Section 12 hereof.

1.2.11	“Territory” shall mean the geographic area into which DISTRIBUTOR may Distribute Products, as defined in Exhibit B.

2.	APPOINTMENT AND ACCEPTANCE.

2.1	Grant of Distributorship Rights

2.1.1	Subject to the terms of this Agreement, DIADEXUS grants DISTRIBUTOR, and DISTRIBUTOR accepts, an [*] License to Distribute the Product within the Territory.

(a)	DISTRIBUTOR may Distribute Products listed in Table 1 of Exhibit A without restriction pursuant to the terms of this Agreement. Only upon the express written consent of DIADEXUS shall DISTRIBUTOR be permitted to Distribute Products listed in Table 2 of Exhibit A to End Users. [*]

(b)	For purposes of this Agreement, modification of End Users and relevant End User information on an End User List (Exhibit C or Exhibit D) by DIADEXUS shall fulfill the obligations of written consent under Section 2.1.1 (a).

2.1.2	DISTRIBUTOR shall not resell the Product to any person or entity within the Territory whom the DISTRIBUTOR or DIADEXUS have any reason to believe may resell the Product outside the Territory.

2.1.3	DISTRIBUTOR agrees not to actively approach individual customers outside the Territory for Distribution (including but not limited to direct mail or visits) of Products, nor to establish warehouses or Distribution outlets outside the Territory for the Products.

2.1.4	In the event that DIADEXUS offers for Distribution during the term of this Agreement any diagnostic product other than the Products, DIADEXUS agrees to negotiate in good faith the terms under which this Agreement could be amended to include such product as a Product hereunder.

2.2	In consideration for the rights granted to DISTRIBUTOR pursuant to Section 2.1 above, DISTRIBUTOR agrees that during the Term of this Agreement, it will not develop, contract to develop, manufacture, sell, license, lease or otherwise Distribute any product that is directly competitive with the Products.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.	ORDERING, FORECASTS, DELIVERY, AND ACCEPTANCE.

3.1	Forecasts. [*] prior to the start of each [*], DISTRIBUTOR will provide DIADEXUS with a [*] rolling Product-specific forecast of Orders for such [*] and each of the next [*].

3.2	Orders. Orders for Products by DISTRIBUTOR shall be placed with DIADEXUS by mail, email, or facsimile at the following address and telephone numbers:

DIADEXUS, INC.

343 OYSTER POINT BLVD.

SOUTH SAN FRANCISCO, CA 94080

PHONE: 1-650-246-6400

FAX: 1-650-246-6499

EMAIL: ORDERS@DIADEXUS.COM

DIADEXUS reserves the right to accept or reject an Order from DISTRIBUTOR within fifteen (15) business days after receipt of the Order. DIADEXUS will use good faith commercial efforts to process and ship all Orders in accordance with requested delivery dates. If DIADEXUS has insufficient Product available to meet its orders from DISTRIBUTOR and its other customers, DIADEXUS will allocate its available Product among its customers.

3.2.1	DIADEXUS reserves the right to reject any Order or to suspend or cancel any Order previously accepted if, DIADEXUS determines that such Order is unlikely to be paid for in accordance with the terms and conditions in this Agreement and the Order. Upon a determination that DIADEXUS intends to suspend or cancel a previously accepted Order, DIADEXUS shall give DISTRIBUTOR prompt written notice of such suspension or cancellation and DIADEXUS will be under no further obligation to deliver Products under that Order.

3.2.2	Order Terms. Orders shall be subject to acceptance by DIADEXUS at South San Francisco, California. DISTRIBUTOR may use its standard purchase order form to order Products; however, the terms and conditions of this Agreement shall supersede any different, conflicting, or additional terms on DISTRIBUTOR’s Orders and DIADEXUS hereby expressly rejects any terms in any order that are different from, in conflict with or in addition to the terms and conditions hereof. Such purchase order shall identify the Products ordered, requested delivery date(s) and any export/import information required to enable DIADEXUS to fill the order.

3.3	Return Goods Policy. To ensure quality and to guarantee product claims DIADEXUS cannot resell or transfer Products after they have left the DIADEXUS facility, therefore, DIADEXUS has a “NO RETURN” policy.

3.4	Inspection and Rejection. DISTRIBUTOR shall inspect all Products promptly upon receipt and may reject, by written notice to DIADEXUS, any Products which fail materially to meet the specifications outlined in Product package insert (“Product Specification”). If DISTRIBUTOR does not reject a shipment of Products within fifteen (15) days of receipt, such shipment will be deemed to have been accepted. Rejected Products shall be returned freight prepaid to DIADEXUS within ten (10) days of rejection but only after receipt from DIADEXUS of a Return Goods Authorization (“RGA”), which DISTRIBUTOR may obtain from DIADEXUS by mail, Email or telefax upon proper explanation of the rejection. As promptly as possible and subject to commercially reasonable efforts, but not later than sixty business (60) days after receipt by DIADEXUS of properly rejected Products, DIADEXUS shall, at its option and expense, replace such Products. The party shipping Products pursuant to this Section 3.4 shall bear the entire risk of loss for Products during shipment. Any insurance proceeds payable in respect to any loss for such Products to the extent of any loss incurred during shipment shall be paid to the party bearing the risk of loss for such Products. DIADEXUS will prepay transportation charges back to DISTRIBUTOR for replacement Products and shall reimburse DISTRIBUTOR for any costs of transportation incurred by DISTRIBUTOR in connection with the return to DIADEXUS of properly rejected Products. In the case of improperly rejected or returned Products, DISTRIBUTOR shall pay transportation charges in both directions.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.	PRICES AND PAYMENT TERMS.

4.1	Prices.

4.1.1	The Prices for Products Ordered by and shipped to DISTRIBUTOR are valid during the term of each calendar year unless otherwise provided in Exhibit A which may be modified once per calendar year by DIADEXUS.

4.1.2	The DISTRIBUTOR prices for Products on End User Lists are valid during the term of each calendar year unless otherwise provided in an End User List which may be modified as set forth herein.

4.1.3

At the end of each month, DIADEXUS and DISTRIBUTOR shall reconcile the DISTRIBUTOR prices for Products sold to End Users (Exhibits C & D) in a month versus the Price for Products Ordered and shipped to DISTRIBUTOR (Exhibit A). DISTRIBUTOR shall report by the 3rd business day of each month the number of Products sold to each End User. DIADEXUS shall reconcile the DISTRIBUTOR prices for Products sold to End Users against the Price for Products Ordered and shipped to DISTRIBUTOR and shall issue DISTRIBUTOR a debit or credit note as appropriate.

4.2	All Prices are in U.S. Dollars and do not include freight, insurance or sales tax or any similar tax or assessments of any government entity, all of which shall be borne by DISTRIBUTOR. All shipments are EX-WORKS, DIADEXUS’s supply source or other location as designated by DIADEXUS.

4.3	Payment Terms. All payments are due thirty (30) days from invoice date and DIADEXUS can set and change a credit limit for the DISTRIBUTOR with or without any reason. A one and one-half percent (1.5%) monthly interest rate shall be applied to all outstanding balances not paid within such thirty (30) day period. All such amounts shall be payable in U.S. Dollars by wire transfer, check or other instrument approved by DIADEXUS in writing. Wire transfers shall be made to such bank or account as DIADEXUS may from time to time designate.

5. OBLIGATIONS OF DISTRIBUTOR. DISTRIBUTOR’s obligations under this Agreement shall, without limitation, include the following:

5.1	DISTRIBUTOR shall not Distribute Products to any person or entity that may further Distribute Products, DISTRIBUTOR shall provide DIADEXUS with a complete list of products it markets for others prior to the signing of this Agreement and shall update such list in writing each time it agrees to distribute additional products from any manufacturer during the Term of this Agreement. During the Term of this Agreement, DISTRIBUTOR will not distribute any products competitive with any Product without the prior written approval of DIADEXUS. DIADEXUS reserves the right to determine whether a competitive conflict exists between Products and other products, which may be carried by DISTRIBUTOR.

5.2	DISTRIBUTOR shall use its best efforts to Distribute all Products in the Territory. Any and all costs of Distribution including advertising, sales promotion, workshops, seminars, conventions, exhibits, freight, taxes or other selling costs shall be the responsibility of DISTRIBUTOR. DISTRIBUTOR shall direct to DIADEXUS any End User inquiries and leads received in the Territory for delivery or use outside the Territory.

5.3	DISTRIBUTOR will be responsible to train End Users in the appropriate use of the Products on the appropriate platforms (e.g. DSX).

5.4	DISTRIBUTOR shall stock and maintain an adequate inventory of all Products to satisfy commercially reasonable demand for such Products, to avoid any backorder to the End User.

5.5	DISTRIBUTOR shall honor all Prices for End Users set by DIADEXUS, including special programs (e.g. discounts, credits, tiered volume pricing, etc). DISTRIBUTOR shall be responsible for tracking and accounting of all Prices and special programs and shall receive the same DISTRIBUTOR margin for Products subject to such programs as for Products set forth in the End User List.

5.6	DISTRIBUTOR acknowledges that it is familiar with and will comply with all applicable laws and regulations as they pertain to the responsibility of a medical device distributor, in the Territory. DISTRIBUTOR acknowledges that with respect to its Distribution of Products, it shall comply with its obligations under applicable laws, statutes and regulations and the following requirements:

5.6.1	All obligations with regard to timely reporting of adverse events and deficiencies of devices. DISTRIBUTOR also agrees to notify DIADEXUS immediately upon learning of any adverse event or deficiencies involving the Products.

5.6.2	DISTRIBUTOR shall maintain adequate written procedures for warehouse control and Distribution of Products. Adequate records of shipments to End Users including records showing “Customer by Product” and “Product by Customer” shall be maintained according to the requirements defined in Section 5.15 of this Agreement. The records shall be in such a form as to enable DIADEXUS or the applicable regulatory authorities to trace the location of all regulated Products by DIADEXUS catalog number and lot or serial number.

5.6.3	DISTRIBUTOR shall immediately refer all written and oral complaints concerning the Products to DIADEXUS. DISTRIBUTOR shall not respond directly to End User complaints regarding the performance of the Products, but contact first DIADEXUS. DISTRIBUTOR shall assist DIADEXUS with any requested investigations, provide documentation to understand any claims of defect or nonconformity of Product to the Product Specifications and liaison between End User and DIADEXUS. DISTRIBUTOR shall keep a record of all End User complaints.

5.7	DISTRIBUTOR shall, at its own expense, pay all import and export licenses and permits, pay customs charges and duty fees, and take all other actions required to accomplish the export and import of the Products purchased by DISTRIBUTOR. DISTRIBUTOR understands that DIADEXUS is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain technical products to certain countries. DISTRIBUTOR warrants that it will comply in all respects with the export and re-export restrictions set forth in the export license for every Product shipped to DISTRIBUTOR.

5.8	DISTRIBUTOR shall maintain product liability insurance per local industry standards and carry coverage similar to that required by other US manufacturers. DISTRIBUTOR agrees that it shall provide DIADEXUS within thirty business days (30) of the signing of this Agreement with a certificate evidencing such insurance and will provide DIADEXUS with at least thirty days prior written notice of any cancellation or change of limits or terms of such policy

5.9	Prior to use, DISTRIBUTOR shall submit copies of all advertising and promotional materials for Products to DIADEXUS for DIADEXUS approval. DISTRIBUTOR will not remove any DIADEXUS notices, regulatory marks or warnings, nameplate or trademarks from the Products or put their names and trademarks on the Products without prior written approval from DIADEXUS. All promotional materials for promoting the DIADEXUS Products will carry the DIADEXUS logo and trademark following the DIADEXUS guidelines.

5.10	DISTRIBUTOR shall make no representations or warranties with respect to the Products other than those specifically authorized in writing by DIADEXUS.

5.11	DISTRIBUTOR agrees to develop and review prior to each calendar year with DIADEXUS an annual business plan for Distribution of Products, including promotional plans and sales forecasts. DISTRIBUTOR shall provide monthly reports of actual sales within twenty (20) calendar days of the end of each month. Such report shall include information regarding all End Users in the Territory that have purchased Products, unit sales by each End User sorted by zip code and Product code.

5.12	DISTRIBUTOR shall not repackage the Products, and will only resell the Products in the same packaging as originally received from DIADEXUS.

5.13	DISTRIBUTOR shall allow the authorized representative of DIADEXUS or its duly appointed agent access to and inspection of, the premises of the DISTRIBUTOR at reasonable times for the purpose of inspecting the aforesaid books and records and all Products in the DISTRIBUTOR’s possession and to ascertain that the provision of this Agreement are being adhered to by the DISTRIBUTOR.

5.13.1	If any governmental or regulatory authority or any entity representing such an authority (each, a “Regulatory Authority”) requests access to DISTRIBUTOR’s records, facilities, equipment and/or personnel, or conducts an unannounced inspection, or takes any other regulatory action (e.g., any warning letters, or equivalents of US notices such as FDA-483s, and EIRs), in each case relating to the Products then DISTRIBUTOR shall promptly notify DIADEXUS by telephone followed by hard copy confirmation. DIADEXUS shall have the right to be present at any audit or inspection by a Regulatory Authority that relates to Products, and, where time permits, to conduct a pre-audit inspection.

5.13.2	DISTRIBUTOR shall promptly provide DIADEXUS copies of all relevant communications between DISTRIBUTOR and any Regulatory Authority relating to Products. Where DISTRIBUTOR is required or intends to respond to any such communication, DISTRIBUTOR shall provide DIADEXUS with a copy of such communication and DISTRIBUTOR’s proposed response sufficiently in advance of the date that such response is to be submitted, in order to permit DIADEXUS to review and comment upon such response. To the extent permitted by law and as agreed by DISTRIBUTOR (which agreement shall not be unreasonably withheld), DISTRIBUTOR will incorporate all such comments into such response prior to submission.

5.14	DISTRIBUTOR shall retain all applicable Quality records during the Term hereof and for five (5) years thereafter.

5.15	Products and all other data, information, results or other records generated for the Products, regardless of the method of storage or retrieval, will either be elected by DIADEXUS as:

5.15.1	delivered to DIADEXUS in such form as is agreed to by the parties;

5.15.2	retained by DISTRIBUTOR on behalf of DIADEXUS; or

5.15.3	disposed of, at the direction and written request of DIADEXUS.

5.16	Prior to destruction of any such records or samples under Section 5.15, DISTRIBUTOR shall notify DIADEXUS in writing. DIADEXUS shall have thirty (30) calendar days from its receipt of such notice to notify DISTRIBUTOR that it desires to receive such records or samples. In such event, such records or samples will be delivered to DIADEXUS or its designee at DIADEXUS expense. If DIADEXUS does not notify DISTRIBUTOR that it desires to receive such records or samples within such thirty-day period, then DISTRIBUTOR shall be free to destroy such records or samples by shredding or incinerating or other such method that assures their destruction.

6.	OBLIGATIONS OF DIADEXUS. DIADEXUS shall have the following obligations under this Agreement:

6.1	DIADEXUS will provide training and training material to DISTRIBUTOR as well as a promotional start-up kit in the English language to help the DISTRIBUTOR launch the Products successfully. DIADEXUS will also provide from time to time additional materials as it deems, in its discretion reasonable, necessary to assist the DISTRIBUTOR in the Distribution of Products in the Territory.

6.2	DIADEXUS shall promote demand for Products by such advertising and promotional activity as DIADEXUS deems desirable in any location. DIADEXUS shall provide marketing direction and guidance to DISTRIBUTOR at DIADEXUS’ discretion.

6.3	DIADEXUS shall maintain liability insurance per US industry standards covering the Products in amounts commercially reasonable.

6.4	DIADEXUS shall provide Product labeling in English.

6.5	DIADEXUS’s entry into this Agreement is rightful and does not violate any other agreement to which it is a party.

6.6	DIADEXUS shall provide to DISTRIBUTOR such literature, brochures, and other materials as DIADEXUS deems reasonable. DIADEXUS will supply to DISTRIBUTOR at cost, and for use solely with respect to Products in the Territory, one set of camera-ready artwork and/or color separated reprints of available promotional materials.

7.	QUALITY, WARRANTY, AND DISCLAIMERS.

7.1	DIADEXUS warrants as follows:

7.1.1	That all Products manufactured and supplied under this Agreement shall at the time of shipment meet the Product Specification. No claim under this warranty may be made with respect to a unit of the Products after the expiration of the shelf life of the Product as determined by DIADEXUS.

7.1.2	That prior to Product shipment, all of its standard tests and quality control procedures shall have been carried out in relation to each lot of the Products with satisfactory results.

7.2	Each party shall immediately notify the other, by rapid means of communication, in the event of (i) nonconformity of any Products to the Product Specification or, (ii) any Products’ failure or difficulties disclosed by quality control tests carried out on the Products. The details of such notification to be confirmed in writing.

7.3	Upon its verification of any claim of defect or nonconformity of a unit of the Products to the Product Specification during the Term, DIADEXUS will use commercially reasonable efforts to provide DISTRIBUTOR with a replacement unit, to the extent necessary to honor DIADEXUS’ warranties contained in Section 7.1 or to make good any shortages or incomplete deliveries. DISTRIBUTOR shall assist DIADEXUS with necessary documentation or investigations to understand any claims of defect or nonconformity of Product to the Product Specification.

7.4	DISTRIBUTOR warrants that:

7.4.1	DISTRIBUTOR’s entry into this Agreement is rightful and does not violate any, law, statute, regulation or any other agreement to which it is a party.

7.4.2	DISTRIBUTOR’s conduct in performing its obligations under this Agreement shall conform to all applicable laws, regulations, treaties and international agreements, general and local industry and medical standards, rules and regulations and good commercial practices, and all equivalents of the foregoing applicable to Products in the Territory.

7.5	DISTRIBUTOR shall not make any express warranty on behalf of DIADEXUS with regard to the Products other than as may be from time to time provided by DIADEXUS as set forth in DIADEXUS’ End User Product literature, and any such other warranty made by DISTRIBUTOR to its customers, including End Users, with respect to the Products shall not obligate DIADEXUS in any way.

7.6	In the event that DIADEXUS decides to recall, replace or take other action with respect to any Products, it will immediately notify DISTRIBUTOR by rapid means of communication and DISTRIBUTOR shall immediately cease sales of any units of Product in its possession or control which are subject to the action. The reasonable and justifiable costs of recovering Product in the field and its replacement in any action affecting a Product will be borne by DIADEXUS. DISTRIBUTOR shall assist DIADEXUS with any product recalls.

7.7	Alterations to any Products which DIADEXUS deems necessary or desirable may be made at any time by DIADEXUS without prior notice to, or consent of, DISTRIBUTOR and such altered Products shall be deemed fully conforming to DIADEXUS specifications. DISTRIBUTOR shall not make any alterations or modifications whatsoever to Products without the express prior written consent of DIADEXUS.

7.8	DIADEXUS DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCTS OR THE PERFORMANCE THEREOF OR FREEDOM FROM THIRD PARTY CLAIMS OF INFRINGEMENT AND DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS, SPECIFICATIONS, SUPPORT, SERVICE OR ANYTHING ELSE, OTHER THAN THE WARRANTY CONTAINED IN SECTION 7.1 ABOVE.

DIADEXUS HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN THE LIMITED WARRANTY CONTAINED HEREIN.

7.9	To the extent allowed by law, liability of DIADEXUS to any person with respect to the Products and/or the relationship described in this Agreement, shall not exceed the amount of money paid pursuant to this Agreement to DIADEXUS with respect to the unit or units of Product involved in the incident giving rise liability. In the case of liability relating to any allegedly defective or infringing unit of Products, DIADEXUS’ liability shall, under any legal or equitable theory, be further limited to replacement of the unit, or if impractical, return of the purchase price paid by DISTRIBUTOR for such unit. DIADEXUS SHALL IN NO EVENT BE LIABLE TO DISTRIBUTOR OR TO ANY OTHER PERSON FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS, OR LOST DATA, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OR ANY INDIRECT DAMAGES EVEN IF DIADEXUS HAS BEEN INFORMED OF THE POSSIBILITY THEREOF.

8.	CONFIDENTIAL INFORMATION AND INFRINGEMENT ACTIONS.

8.1	Except as otherwise expressly provided in this Agreement, during the Term hereof and for five (5) years thereafter, each party shall hold in confidence and not use or disclose to any third party any product, technical, discovery, development, marketing, financial, business or other proprietary information (“Proprietary Information”) disclosed to such party by the other. DISTRIBUTOR may disclose Proprietary Information only to its employees, agents and other representatives who are made aware such Proprietary Information is confidential and who are bound to treat and use the Proprietary Information as such with respect to this Agreement.

8.2	A party shall not be bound by the provisions of Section 8.1 with respect to:

8.2.1	Information which at the time of disclosure is published or otherwise generally available to the public through no fault of the party seeking not to be bound by this Section 8 or its employees, agents, distributors and other representatives;

8.2.2	Information which can be proven by written records was in the possession of such party at the time of disclosure and which was not acquired directly or indirectly from the other party;

8.2.3	Information rightfully acquired without restriction by such party from a third party who did not obtain it under pledge of secrecy to another person or entity; and

8.2.4	Information which is required by law to be disclosed; provided that in such event DIADEXUS or DISTRIBUTOR shall immediately notify the other party of such requirement and provide reasonable assistance in any efforts to protect the information from disclosure.

8.3	Except as provided herein, DISTRIBUTOR shall not acquire any grant, license or rights in respect of DIADEXUS’ intellectual property rights e.g. patents, patent applications, trade secrets, and the name and marks used by DIADEXUS. Only DIADEXUS shall have the right, but not the obligation, to bring or threaten action or collect damages or settlements for infringement of proprietary rights with respect to Products by third parties. DISTRIBUTOR will promptly notify DIADEXUS of any potential infringement of which it becomes aware.

9.	INDEMNITY.

9.1	DISTRIBUTOR agrees to indemnify, defend and hold harmless DIADEXUS and its affiliates from and against any claims, suites, losses, damages, liabilities, costs and expenses (including reasonable attorney’s fees) brought by third parties, including any End Users resulting from or relating to:

9.1.1	any breach by DISTRIBUTOR of its obligations, duties or responsibilities under this Agreement,

9.1.2	any actions or omissions on the part of DISTRIBUTOR in marketing or distributing the Products.

9.1.3	any representations, warranties, guarantees, or other written or oral statements made by or on behalf of DISTRIBUTOR relating to the Product other than those authorized by DIADEXUS in writing or made in DIADEXUS’ written materials.

9.2	If DISTRIBUTOR receives a claim by a third party that any Product infringes a patent validly issued in the Territory, then DISTRIBUTOR will notify DIADEXUS promptly in writing within five (5) business days of receipt of such claim and give DIADEXUS all reasonable information and assistance and the exclusive authority to evaluate, defend and settle such claim. DIADEXUS, at its own expense and option, may assume control of the settlement and/or defense of such claim.

9.2.1	Nothing in this Agreement shall be interpreted as a warranty of non-infringement with respect to the Products.

9.3	DIADEXUS shall indemnify, defend and hold harmless DISTRIBUTOR against, and hold it harmless from, any and all claims, damage, costs, attorneys’ fees or expenses made against, or sustained by, DISTRIBUTOR by reason of any willful or negligent acts or omissions of DIADEXUS or its employees or agents.

10. DISTRIBUTOR STATUS. For the purpose of carrying out this Agreement, DISTRIBUTOR shall be and act as independent contractor and not as an agent or employee of DIADEXUS and shall not be entitled to any benefits applicable to employees of DIADEXUS nor have to power to bind, and agrees not to attempt to bind, DIADEXUS to any contract, warranty or representation without prior written approval thereof from DIADEXUS.

11. NON-ASSIGNMENT. Neither party to this Agreement shall have the right to assign, transfer, subdivide or otherwise deal with any obligations or benefit under this Agreement without the prior written consent of the other, which shall not be unreasonably withheld, except that DIADEXUS may assign and transfer this Agreement and its rights and obligations hereunder to any party succeeding to substantially all of its business, and may assign or transfer any rights to receive payments hereunder.

12.	TERM & TERMINATION.

12.1	The term of this Agreement (“Term”) shall commence on the Effective Date and shall expire on December 31, 2011.

12.2	DIADEXUS may at its option terminate this Agreement for DISTRIBUTOR’s failure to meet minimum commitments and failure to meet the terms of an agreed-upon correctional program for one (1) quarter. Any such termination shall be effective upon receipt of notice of termination by DISTRIBUTOR.

12.3	This Agreement may be terminated prior to its expiration by either party upon thirty (30) days written notice in the event of:

12.3.1	Failure to cure any breech within the thirty (30) day period following receipt of the notice of breach of any material term (including payment terms) of the Agreement;

12.3.2	The liquidation or insolvency of, or the filing of bankruptcy, or similar proceeding with respect to the other party, or

12.3.3	The other party ceasing to actively engage in business; or

12.3.4	DISTRIBUTOR becomes controlled by a competitor of DIADEXUS or another entity unacceptable to DIADEXUS.

12.4	During the last month of the Term or after a proper notice of termination is received by a party, DISTRIBUTOR agrees to limit the Order of Products with all best efforts to have zero (0) Products in DISTRIBUTOR inventory upon termination or expiration of this Agreement. DIADEXUS may limit shipments of Product to DISTRIBUTOR during such last month or notice period to help DISTRIBUTOR achieve such zero inventory efforts.

12.5	Upon termination of this Agreement:

12.5.1	DIADEXUS may, at its option, cancel all or part of scheduled but unshipped deliveries, and all other obligations of DIADEXUS hereunder shall terminate.

12.5.2	All rights and licenses of DISTRIBUTOR hereunder shall be terminated and DISTRIBUTOR shall not Distribute Products.

12.5.3	DISTRIBUTOR shall within thirty (30) days of the effective date of termination return to DIADEXUS all of DIADEXUS’ Proprietary Information then in DISTRIBUTOR’s possession, custody or control including, without limitation, all manuals covering Products and all End User Lists.

12.5.4	DISTRIBUTOR shall submit to DIADEXUS within thirty (30) days after the effective date of termination a list, quantities, and lot numbers of all Products in DISTRIBUTOR’s inventory as of the effective date of the termination.

12.5.5	Except as expressly provided in this Agreement the provisions of this Agreement shall be without effect after termination.

12.6	Upon the termination or expiration of this Agreement, All End Users shall become direct DIADEXUS accounts and DISTRIBUTOR shall have no further obligation nor right to Distribute Products to End Users, provided however, DISTRIBUTOR shall remain responsible for invoicing, collections and customer service of all Products that DISTRIBUTOR shipped to End Users.

12.7	At least forty-five (45) days prior to termination or expiration of the Agreement (e.g. November 16, 2011 if expiring under Section 12.1) DIADEXUS and DISTRIBUTOR shall agree on the content of a notice to be delivered by DISTRIBUTOR to End Users informing End Users of account transfer to DIADEXUS.

12.8	Upon the termination of this Agreement, DIADEXUS shall have no obligation to the DISTRIBUTOR, or to any employee, agent, or representative of the DISTRIBUTOR, for compensation or for damages of any kind, whether on account of loss by the DISTRIBUTOR, or by such employee, agent, or representative of present or prospective sales, investments, compensation or goodwill. DISTRIBUTOR, for itself and on behalf of each of its employees, agents and representatives, hereby waives any rights that may be granted to it or them under the laws and regulations of the Territory or otherwise which are not granted to it or them by this Agreement. DISTRIBUTOR hereby indemnifies and holds DIADEXUS harmless against any and all claims, costs, damages and liabilities whatsoever asserted by any employee, agent, or representative of DISTRIBUTOR under any applicable termination, labor, social security or other similar laws or regulations of the Territory.

12.9	Upon the termination of this Agreement, DISTRIBUTOR shall have no obligation to DIADEXUS or to any employee, agent or other representative of DIADEXUS for compensation or for damages of any kind, whether on account of loss by DIADEXUS, or by such employee agent or other representatives of present or prospective sales, investments, compensation or goodwill; provided, however, that nothing in this section shall relieve DISTRIBUTOR of any liability for willful misconduct, gross negligence, or breach of contract. DIADEXUS hereby indemnifies and holds DISTRIBUTOR harmless against any and all claims, costs, damages and liability whatsoever asserted by an employee, agent or representative of DIADEXUS under any applicable termination, labor, social security or other similar laws or regulations of the United States.

12.10	The exercise of a right of termination under this Agreement shall not operate as a waiver of any other right or remedy arising under the Agreement or by operation of law.

13. EVENTS BEYOND CONTROL. Neither party shall be liable for any failure to fulfill any term or condition of this Agreement if fulfillment has been delayed, hindered or prevented by event of force majeure including, but not limited to, any strike, lockout or other industrial dispute, acts of the elements, compliance with requirements of any governmental port or international authority, plant breakdown or failure of equipment, inability to obtain equipment, fuel, power, materials or transportation, or by any circumstances whatsoever beyond its reasonable control, including, but not limited to, demand for Products in excess of DIADEXUS’ ability to produce Products and alleged or demonstrated infringement by the Products or their use of any proprietary right of a third party. In the event of excess demand for Products, DIADEXUS may allocate the supply of Products among its customers in the manner it deems most appropriate.

14. NOTICE. All notices issued or served under this Agreement shall be in writing, including fax, and shall be deemed given when sent by fax to the fax number of the party set forth herein or such other number as each last gave written notice of to the other. Fax notices shall be confirmed by registered mail, or overnight courier but failure to do so shall not render any notice invalid. Any such notice if given or made by registered or recorded delivery mail letter or overnight courier shall be deemed to have been received on the earlier of the date actually received and the date fifteen (15) calendar days after the same was posted (and in providing such it shall be sufficient to prove that the envelope containing the same was properly addressed and posted as aforesaid).

Notice to be sent to:

DISTRIBUTOR:	DIADEXUS:
Inova Diagnostics, Inc. 9900 Old Grove Road San Diego, CA 92131 Attention: CEO Roger Ingles Phone: 18585869900 Fax: 18585869911	diaDexus, Inc. 343 Oyster Point Boulevard South San Francisco, CA 94080 Attention: CEO Phone: 1-650-246-6400 Fax: 1-650-246-6499

15.	MISCELLANEOUS.

15.1	The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

15.2	No changes or modifications or waivers can be made to this Agreement unless evidenced in writing and signed for on behalf of both parties.

15.3	In the event that any provision of this Agreement shall be determined to be unenforceable, all other provisions shall remain in full force and effect and the affected provision shall be construed so as to be enforceable to the maximum extent possible.

15.4	This Agreement shall be interpreted in accordance with the laws of the State of California without regard to the conflicts of laws provisions. Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.

15.5	Such terms and conditions of DISTRIBUTOR’s Orders or invoices or other sales documents as may be in conflict in whole or in part with the provisions of this Agreement shall be of no force or effect whatsoever and the provisions of this Agreement shall be controlling in any such instance. It is the intention of both parties hereto that the acceptance, even in writing, of any such purchase or sales document not constitute a modification or amendment of, or addition to, the terms of this Agreement unless accompanied by a typed letter of Agreement conspicuously entitled “Amendment of Agreement” which begins with a proposal to amend the Agreement and specifies exactly each change to be made and which is signed by an authorized officer of both parties.

15.6	The exclusive jurisdiction and venue of any action with respect to this Agreement shall be the Superior Court of California for the County of San Mateo or the United States District Court for the Northern District of California and each of the parties hereto submits itself to the exclusive jurisdiction and venue of such courts for the purpose of any such action, and agrees not to claim that either such court is an inconvenient forum. Service of process in any such action may be effected in the manner provided in Section 14 for delivery of such notices. Any action shall be commenced within one year of any shipment related to the action and the prevailing party in any legal action to enforce or interpret this Agreement shall be entitled to full recovery of all costs and attorneys fees.

[signature page follows]

THE TERMS AND CONDITIONS OF THIS DISTRIBUTION AGREEMENT ARE AGREED TO AND ACCEPTED BY:

DIADEXUS: DIADEXUS, INC. NAME: Patrick Plewman Title: President & CEO Signature: /s/ Patrick Plewman Date: 3/24/11	DISTRIBUTOR: INOVA DIAGNOSTICS, INC. NAME: Roger Ingles Title: President & CEO Signature: /s/ Roger Ingles Date: 3/17/11

EXHIBIT A

Products & Prices

Only upon the express written consent of DIADEXUS shall DISTRIBUTOR be permitted to Distribute to an End User the Products in Table 1.

Table 1.

Catalog #	Description	Unit	DISTRIBUTOR Order Price
[*]

Table 2 lists the Products that upon the express written consent of DIADEXUS, DISTRIBUTOR shall be permitted to Distribute to an End User.

Table 2.

Catalog #	Description	Unit	DISTRIBUTOR Order Price
[*]

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

Territory

Territory: The “Territory” shall mean [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

diaDexus End User List

(see attached)

[*]

[*] Two pages have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

EXHIBIT D

New Inova End User List

(see attached)

[*]

[*] Two pages have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.